EXHIBIT 10.1

OLD KENT FINANCIAL CORPORATION

EXECUTIVE BENEFIT TRUST

Dated: June 12, 2000

i

SECTION 4 - Payments to OKFC			9

4.1.	General Limitation		9
4.2.	Cancellation Of Benefit Obligation To Executive		9
4.3.	Disposition of Income		10
4.4.	Return Of Excess Assets		10

SECTION 5 - Administration of Trust and Investment of Fund			10

5.1.	In General		10
5.2.	Duties and Powers of Trustee		10
	(a)	Control, Manage, and Invest Assets	11
	(b)	Implement Instructions	11
	(c)	Records; Reports	11
	(d)	Payments	11
	(e)	Acquire and Dispose of Assets	11
	(f)	Reorganizations	11
	(g)	Voting Trusts; Protective Committees	11
	(h)	Extend Due Dates	12
	(i)	Voting Rights	12
	(j)	Exercise Other Rights	12
	(k)	Employ Agents and Advisors	12
	(l)	Borrow	12
	(m)	Insure Assets	12
	(n)	Incorporate	12
	(o)	Custodian	12
	(p)	Collection	13
	(q)	Registration and Holding of Trust Assets	13
	(r)	Claims	13
	(s)	Execute Documents	13
	(t)	Other Acts	13
5.3.	Limitation on Duties and Powers of the Trustee		14
	(a)	Custody and Protection	14
	(b)	Acquisitions	14
	(c)	Dispositions	14
	(d)	Accountings	14
	(e)	Authorized Actions	14

	(f) Ministerial and Custodial Tasks	14
5.4.	Accounting by Trustee	15
5.5.	Compensation and Expenses	17
5.6.	Insurance	17
5.7.	Carrying on a Business	17
5.8.	Fiduciary Duty of Trustee	18

SECTION 6 - Investment and Investment Managers		18

6.1.	Investment of Trust Assets	18
	(a) Investment Authority	18
	(b) Insurance Contracts	18
	(c) Related Mutual Funds	18
	(d) Commingled Investment	19
	(e) Short Term Investment Authority	19
6.2.	Investment Direction by OKFC	19
6.3.	Investment Funds	19
6.4.	Investment Managers	20
6.5.	Investments Following Change in Control	21
6.6.	Insurance Policies and Contracts	21

SECTION 7 - Resignation and Removal of Trustee		22

7.1.	Resignation of Trustee	22
7.2.	Removal of Trustee	22
7.3.	Appointment of Successor	23
7.4.	Duties of Predecessor Trustee and Successor Trustee	23
7.5.	Expenses	23

SECTION 8 - Amendment or Termination		24

8.1.	Amendment	24
8.2.	Termination	24

SECTION 9 - Liability and Indemnification	25

9.1.	Liabilities Mutually Exclusive	25
9.2.	Indemnification	25

SECTION 10 - General Provisions		26

10.1.	Successor to OKFC	26
10.2.	Merger of Trustee	26
10.3.	Nonalienation	26
10.4.	Severability	26
10.5.	Governing Law	26
10.6.	Notices	26
10.7.	Counterparts	27
10.8.	Gender and Number	27
10.9.	Scope of this Agreement	27
10.10.	Statutory References	27
10.11.	Headings	27

OLD KENT FINANCIAL CORPORATION
EXECUTIVE BENEFIT TRUST

                    This Agreement ("Trust Agreement") is made this 12th day of June, 2000, by and between Old Kent Financial Corporation ("OKFC"), a Michigan corporation, and Wachovia Bank, N.A. ("Trustee").

                    WHEREAS, OKFC has established and maintains the following executive compensation plans and programs:

Old Kent Executive Retirement Income Plan
Old Kent Executive Thrift Plan
Old Kent Deferred Compensation Plan
Old Kent Directors' Deferred Compensation Plan
Deferred Stock Compensation Plan of Old Kent Financial Corporation
Executive Severance Agreements (each a "Severance Agreement;" collectively, the "Severance Agreements")

and may adopt additional executive compensation plans in the future (each current and future plan, including each Severance Agreement, an "Executive Compensation Plan;" collectively, the "Executive Compensation Plans"); and

                    WHEREAS, to facilitate meeting its obligations under the first five Executive Compensation Plans listed above, OKFC has established and maintains the following trusts:

Old Kent Financial Corporation Executive Retirement Income Trust
Old Kent Financial Corporation Executive Thrift Trust
Old Kent Financial Corporation Deferred Compensation Trust
Old Kent Financial Corporation Directors' Deferred Compensation Trust
Old Kent Financial Corporation Deferred Stock Compensation Trust

(collectively the "Prior Trusts") and OKFC intends to establish a similar trust with respect to the Severance Agreements; and

                    WHEREAS, the Executive Compensation Plans are provided only to a select group of management and highly compensated employees (each and "Executive;" collectively, the "Executives"); and

                    WHEREAS, OKFC has incurred and expects in the future to incur liability under the Executive Compensation Plans with respect to one or more of the Executives, or a beneficiary ("Beneficiary") of a deceased Executive; and

                    WHEREAS, OKFC has determined to establish a new single trust ("Trust") as the successor to the prior trusts and as a new trust with respect to the Severance Agreements and to transfer to the Trust assets of the Prior Trusts and to contribute to the Trust additional assets to be held in the Trust, subject to the claims of creditors in the event of Insolvency, as defined in Section 3, until paid pursuant to one or more of the Executive Compensation Plans or otherwise disposed of as provided herein; and

                    WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement that shall not affect the unfunded status of the Executive Compensation Plans maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended; and

                    WHEREAS, it is the intention of OKFC to make future contributions to the Trust to provide a source of funds to assist OKFC in meeting liabilities under the Executive Compensation Plans;

                    NOW, THEREFORE, by this Trust Agreement the parties establish the Trust and agree that the Trust shall be comprised of the assets described herein and shall be held, administered and disposed of as follows:

SECTION 1

Establishment of the Trust

                    1.1          Prior Trusts; Effective Date. The Prior Trusts are hereby amended and restated to become integral parts of this Trust, and all assets of the Prior Trusts shall be assets of this Trust, effective as of June 12, 2000.

                    Notwithstanding this creation of a single trust for all of the Executive Compensation Plans, the Trustee at all times shall maintain separate sub-trusts or sub-accounts for each Executive with respect to each of the Executive Compensation Plans.

                    Notwithstanding any other provision in this Trust Agreement, except as otherwise expressly specified herein, the provisions of this Trust Agreement shall apply separately to each sub-trust or sub-account maintained for each separate Executive

Compensation Plan and applicable to each Executive and Beneficiary under each Executive Compensation Plan, and the accounting provisions of Section 5.4 shall be applied in that manner.

                    1.2.          OKFC Contributions. OKFC, in its sole discretion, at any time and from time to time, may make additional deposits to the Trust of cash, or other property acceptable to the Trustee, to augment the principal and to be held, administered, and disposed of by the Trustee as provided in this Trust Agreement. Prior to a "Change in Control" or a "Potential Change in Control," as such terms are defined in Exhibit A attached, neither the Trustee nor any Executive or Beneficiary shall have any right to compel additional deposits.

                    Immediately prior to a Change in Control or not later than thirty (30) days following a Potential Change in Control, unless otherwise agreed by an Executive with respect to amounts potentially due to the Executive, OKFC shall make an irrevocable contribution to the Trust in an amount that, together with existing assets in the Trust, will equal one hundred percent (100%) of the sum of the amounts necessary to pay each Executive the cash "Severance Benefits" and "Gross-Up Payment," as such terms are defined in the Severance Agreements, that each Executive would be entitled to receive pursuant to the applicable provisions of each Severance Agreement. For purposes of this calculation a "Qualifying Termination," as such term is defined in each Severance Agreement, shall be deemed to occur with respect to each Executive on the same date as the Change in Control or Potential Change in Control and other assumptions shall be made regarding this calculation as specified in the Severance Agreements.

                    On or before the date specified in the preceding paragraph, OKFC shall also contribute all other amounts required by the Severance Agreements and each of the other Executive Compensation Plans so that with respect to each Executive Compensation Plan the amount held in the Trust will be 100% of the sum of the amounts necessary to pay each Executive and Beneficiary all amounts that each would be entitled to receive under all of the Executive Compensation Plans. Immediately prior to a Change in Control, OKFC shall contribute an additional $100,000 to the Trust to establish an account ("Expense Account") for payment of reasonable fees and expenses of the Trustee.

                    With respect to all assets of the prior trusts and with respect to each future contribution by OKFC, the Committee shall notify the Trustee of the specific amount to be allocated to each Executive's account pursuant to Section 5.4, including any amount contributed with respect to the Executive due to a Change in Control or Potential Change in Control.

                    1.3.          Irrevocable. Prior to a Change in Control or Potential Change in Control, the Trust shall be revocable by OKFC. Except as otherwise provided herein, the Trust shall be irrevocable upon a Change in Control or Potential Change in Control. In the event that a Potential Change in Control does not become a Change in Control within two years following its occurrence, the Trust shall be revocable.

                    1.4.          Grantor Trust. The Trust is intended to be a grantor trust, with OKFC as the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

                    1.5.          Limited Rights of Executive. The principal of the Trust, and any earnings thereon not distributed to OKFC, shall be held separate and apart from other funds of OKFC and, except as otherwise provided herein, shall be applied exclusively for the uses and purposes of the Executives and general creditors, and the payment of related fees and expenses, as herein set forth. No Executive or Beneficiary shall have a preferred claim on, or a beneficial ownership interest in, any assets of the Trust. The rights created under the Executive Compensation Plans and this Trust Agreement shall be unsecured contractual rights of each Executive and Beneficiary. Assets held in the Trust will be subject to the claims of OKFC's general creditors under federal and state law in the event of Insolvency, as defined in Section 3.1.

                    1.6.          Determination of a Change in Control or Potential Change in Control. The highest ranking officer of OKFC shall have the duty to inform the Trustee in writing of the occurrence of a Change in Control or Potential Change in Control. If any Executive (or person acting on behalf of any Executive), other than OKFC's highest ranking officer, alleges in writing to the Trustee that a Change in Control or Potential Change in Control has occurred, the Trustee shall determine, in its sole discretion, whether a Change in Control or Potential Change in Control has occurred. Unless the Trustee has actual knowledge that a Change in Control or Potential Change in Control has occurred, or has received notice from OKFC or an Executive (or person acting on behalf of an Executive) alleging that a Change in Control or Potential Change in Control has occurred, the Trustee shall have no duty to inquire whether a Change in Control or Potential Change in Control has occurred. The Trustee may in all events rely on evidence concerning the existence of a Change in Control or Potential Change in Control that the Trustee considers reasonably reliable and sufficient for a determination.

                    1.7.          Acceptance by Trustee. The Trustee accepts its duties and obligations as Trustee hereunder, agrees to accept funds delivered to it by OKFC, and agrees to hold, manage, administer, and apply all trust assets in accordance with the terms and conditions of this Trust Agreement.

                    1.8.          Committee; Absence of Committee or OKFC. The Compensation Committee ("Committee") of the Board of Directors of OKFC, or another committee designated by the Board of Directors, shall have the powers, rights, and duties of the Committee described herein. The highest ranking human resources officer of OKFC will certify to the Trustee from time to time the names of the members of the Committee. The Trustee may rely on the most recent certificate without further inquiry or verification. The Trustee also may rely on minutes and other written communications, certified by the secretary or acting secretary of the Committee or the highest ranking human resources officer of OKFC, as accurately setting forth any action or decision by the Committee.

                    If for any period there are no members of the Committee, or the Committee is unable to exercise its powers and duties hereunder, the Board of Directors of OKFC shall act on behalf of, and shall have all of the powers, rights, and duties otherwise reserved to, the Committee. OKFC warrants that all directions and authorizations by the Committee, or by the Board of Directors, whether for the payment of money or otherwise, will comply with the provisions of each Executive Compensation Plan and this Trust Agreement.

                    In the event, following a Change in Control, that OKFC no longer exists and there is no successor to OKFC, the Trustee shall have all of the powers and duties of OKFC and the Committee hereunder and, in its sole discretion, shall determine and make all payments from Trust assets due Executives and Beneficiaries under the Executive Compensation Plans or due general creditors under Section 3.

SECTION 2

Payments to Executives

                    2.1.          Right To Payment . Except as otherwise provided herein, the entitlement of an Executive or Beneficiary to benefits under the applicable Executive Compensation Plan shall be determined by the Committee, and any claim for benefits by an Executive or Beneficiary shall be considered and reviewed under the procedures set forth in the Executive Compensation Plan.

                    2.2.          Direct Payment by OKFC. Prior to a Change in Control or Potential Change in Control OKFC shall make direct payments to each eligible Executive or Beneficiary, and following a Change in Control or Potential Change in Control, OKFC may make direct payments to each eligible Executive or Beneficiary, as benefits become due under the terms of the applicable Executive Compensation Plan, in lieu of payments by the Trustee. The Committee shall notify the Trustee of its decision to make such payments directly. The Committee may direct the Trustee in writing to reimburse OKFC from the Trust Fund, and debit the account of each Executive, for amounts paid directly to the Executive or Beneficiary by OKFC. The Trustee shall reimburse OKFC for such payments promptly after receipt by the Trustee of satisfactory evidence that OKFC has made the direct payments.

                    2.3.          Default Payment By Trustee. Upon receipt of a written notice from an Executive or Beneficiary that a payment is due with respect to the Executive under an Executive Compensation Plan, and that amounts due have not been paid, the Trustee may make an independent determination, in its sole and absolute discretion, whether payments are due and if so the amount and timing of payments due the eligible Executive or Beneficiary and any other eligible Executive or Beneficiary under the applicable Executive Compensation Plan. Upon reaching an independent determination that payment is due, the Trustee shall notify OKFC in writing of its conclusion. OKFC shall have twenty (20) days from the date of mailing of the notice in which to provide the Trustee with evidence satisfactory to the Trustee that OKFC has made all payments due each Executive or Beneficiary or to serve the Trustee with a summons and complaint or petition filed by OKFC in a court of competent jurisdiction naming the Trustee and each affected Executive or Beneficiary as defendants or respondents and disputing the right to payments from the Trust. If OKFC does not respond within the time specified in the preceding sentence, the Trustee may make the payment or payments due each Executive or Beneficiary in the required amount as due. OKFC waives all rights to contest any payment by the Trustee pursuant to this Section 2.4 except in the event of intentional misconduct by the Trustee.

                    The Trustee shall be compensated and reimbursed from the Trust for its reasonable fees and expenses, including expenses for advice from independent accountants and attorneys retained by it, in connection with an independent determination and payment under this section.

                    Nothing in this section shall require the Trustee to undertake an independent determination or payment. The Trustee may elect to leave any claim for unpaid benefit payments to be resolved directly between OKFC and the Executive or Beneficiary.

                    2.4.          Payment Directed By OKFC. Except as otherwise provided herein, following a Change in Control or Potential Change in Control, the Trustee shall make the payment or payments to each eligible Executive or Beneficiary, debiting each payment from the Executive's account.

                    2.5.          Limit On Payments; OKFC Obligation. In no event shall a payment from the Trust to or with respect to an Executive under an Executive Compensation Plan exceed the amount allocated to the Executive's account at the time of the payment. The Trustee shall notify OKFC if the assets allocated to an Executive's account are insufficient to make a required payment from the Trust. OKFC shall be solely responsible for, and shall make as due, all required payments to or with respect to an Executive under the applicable Executive Compensation Plan that are not made from the Trust.

                    2.6.          Reporting and Withholding of Taxes. The Trustee shall withhold, report, and remit any federal, state, or local taxes that may be required to be withheld with respect to any payment of benefits from the Trust and shall pay amounts withheld to the appropriate taxing authorities or shall determine that such amounts have been reported, withheld, and paid by OKFC.

                    2.7.          Missing Persons. If the recipient entitled to any payment to be made by the Trustee from the Trust cannot be located directly by the Trustee through reasonable efforts, the Trustee shall notify the Committee of that fact. The Trustee thereafter shall have no obligation to search for or ascertain the whereabouts of any payee under this Trust Agreement.

                    2.8.          Documentation and Information for Trustee. OKFC at all times shall provide the Trustee with current copies of all Executive Compensation Plans for which the Trust is established and maintained from time to time, including amendments, and shall notify the Trustee when any Executive Compensation Plan is modified or terminated. At least annually, OKFC also shall provide The Trustee with updated information concerning the amounts payable with respect to each Executive under each Executive Compensation Plan and the underlying information necessary for calculating the amounts due.

SECTION 3

Insolvency Administration

                    3.1.          Insolvency. The Trustee shall cease payment of benefits from the Trust to any Executive or Beneficiary if OKFC or any subsidiary of OKFC that employs one or more Executives (individually a "Participating Employer") is Insolvent. A Participating Employer shall be considered "Insolvent" for purposes of this Trust Agreement if the Participating Employer is (a) unable to pay its debts as they become due, (b) subject to a pending proceeding as a debtor under the United States Bankruptcy Code or (c) determined to be insolvent by a governing federal or state regulatory agency.

                    3.2.          Claims of General Creditors. At all times during the continuance of this Trust, the principal and income of the Trust shall be subject to claims of general creditors of the Participating Employer under federal and state law as set forth below.

                              (a)          The Board of Directors and the highest ranking officer of the Participating Employer shall have the duty to inform the Trustee in writing of the Participating Employer's Insolvency. If a person claiming to be a creditor of a Participating Employer alleges in writing to the Trustee that the Participating Employer has become Insolvent, the Trustee shall determine whether the Participating Employer is Insolvent and, pending such determination, the Trustee shall discontinue payments from the Trust to Executives and Beneficiaries.

                              (b)           Unless the Trustee has actual knowledge of a Participating Employer's Insolvency, or has received notice from a Participating Employer or a person claiming to be a creditor alleging that a Participating Employer is Insolvent, the Trustee shall have no duty to inquire whether a Participating Employer is Insolvent. The Trustee may in all events rely on such evidence concerning a Participating Employer's solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning a Participating Employer's solvency.

                              (c)          If at any time the Trustee has determined that a Participating Employer is Insolvent, the Trustee shall discontinue payments to Executives and Beneficiaries and shall hold the assets of the Trust for the benefit of the Participating Employer's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of any Executive or Beneficiary to pursue rights as a general creditor of the Participating Employer with respect to benefits due under the applicable Executive Compensation Plan or otherwise.

                              (d)          The Trustee shall resume payments from the Trust to Executives and Beneficiaries in accordance with Section 2 of this Trust Agreement only after the Trustee has determined that the Participating Employer is not Insolvent or is no longer Insolvent.

                    3.3.          Omitted Payments. Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3.2 and subsequently resumes such payments, the first payments following such discontinuance shall include the aggregate amount of all payments due to Executives and Beneficiaries under the terms of the Executive Compensation Plans for the period of such discontinuance, plus interest at the rates earned in the Kent Money Market Fund in the Old Kent Thrift Plan or a similar fund maintained by the Trustee for such period, less the aggregate amount of any payments made by OKFC in lieu of the payments provided for hereunder during the period of discontinuance.

SECTION 4

Payments to OKFC

                    4.1.          General Limitation. Except as otherwise provided in this Trust Agreement, including, without limitation, as provided in this Section 4 and in Sections 2.3, 3, and 8.2, OKFC shall have no right or power to direct the Trustee to return to OKFC or to divert to others any of the Trust assets before payment of all benefits has been made to the Executives and Beneficiaries pursuant to the terms of this Trust Agreement and the applicable Executive Compensation Plans.

                    4.2.          Cancellation Of Benefit Obligation To Executive. Prior to a Change in Control or a Potential Change in Control, the Trustee shall liquidate (if necessary) and distribute to OKFC the Trust Fund assets allocated to an Executive's account upon written notice from the Committee certifying that the Executive is no longer entitled to benefits under one or more Executive Compensation Plans. The notice shall specify the date the Executive ceases to be entitled to benefits. The Trustee shall distribute the assets to OKFC no earlier than six (6) months subsequent to the specified date; provided, however, that if a Potential Change in Control or Change in Control occurs within the six (6) month period, the Trustee shall not make any distributions under this paragraph to OKFC, prior to satisfaction of all benefit obligations to all Executives and Beneficiaries under the Executive Compensation Plans.

                    4.3.          Disposition of Income. Prior to a Change in Control or a Potential Change in Control, all income of this Trust, net of expenses and taxes payable by the Trust, shall be returned to OKFC.

                    4.4.          Return Of Excess Assets. Prior to a Change in Control or a Potential Change in Control, in the event the value of the assets in the Trust, determined as of each December 31 pursuant to the accounting procedures set forth herein, exceeds one hundred percent (100%) of the amount necessary to pay each Executive the amount the Executive could be entitled to under the applicable Executive Compensation Plan, determined as of each December 31, the Trustee shall pay to OKFC so much of the excess amount as is requested by OKFC within ninety (90) days following the applicable December 31 determination date after first assuring that the Expense Account has at least $100,000 in it. To the extent the Expense Account has less than $100,000 in it, the Trust shall first replenish the Expense Account prior to returning any excess amount to OKFC. In calculating any excess amount, the Trustee shall exclude any amounts set aside in the Expense Account. After either a Change in Control or a Potential Change in Control, the preceding sentence shall apply, but the percentage shall be increased to one hundred twenty-five percent (125%).

SECTION 5

Administration of Trust and Investment of Fund

                    5.1.          In General. The Trust and all Trust assets shall be administered by the Trustee pursuant to all of the express and implied duties and powers and subject to all express and implied conditions and limitations contained in or derived from the provisions of this Trust Agreement and conferred and imposed by applicable law. All rights associated with administration of the Trust and with Trust assets shall be exercised by the Trustee, the Committee, or OKFC or a person designated by the Trustee, the Committee, or OKFC, as provided herein, and in no event shall such rights be exercisable by or rest with any Executive or Beneficiary, except to the extent approval of an amendment or termination of the Trust Agreement or of the removal of the Trustee and appointment of a successor Trustee is reserved to an Executive.

                    5.2.          Duties and Powers of Trustee. In addition to the duties and powers set forth in other provisions of this Trust Agreement, and subject to all applicable conditions and limitations, the Trustee shall have the following duties and powers with respect to the Trust:

                              (a)          Control, Manage, and Invest Assets. To hold, manage, improve, repair, control and invest all real and personal property forming part of the Trust;

                              (b)          Implement Instructions. To carry out the instructions of OKFC and the Committee that are consistent with the terms of this Trust Agreement and the Severance Agreements;

                              (c)          Records; Reports. To maintain records and to prepare and file reports required by law to be filed by the Trustee or required by agreement with OKFC;

                              (d)          Payments. To make payments and distributions from the fund as provided in this Trust Agreement, including benefits that have become payable under the applicable Severance Agreements pursuant to Section 2 or that are required to be made to the general creditors of OKFC as set forth in Section 3;

                              (e)          Acquire and Dispose of Assets. To purchase, sell, convey, exchange, lease, convert, transfer, divide, repair, partition, consent to partition, or otherwise acquire or dispose of any property at any time held in trust hereunder by public or private transaction, for the consideration and upon the terms and conditions determined by the Trustee;

                              (f)          Reorganizations. To take any action and to abstain from taking any action with respect to any reorganization, consolidation, merger, dissolution, recapitalization, refinancing, liquidation, bankruptcy, composition, arrangement, readjustment of the financial structure, sale, sale of assets or any other program or change affecting any property constituting a part of the Trust and in connection therewith to delegate the Trustee's discretionary powers and to pay assessments, subscriptions, and other charges from the Trust;

                              (g)          Voting Trusts; Protective Committees. To deposit any property in any voting trust, or with any protective, reorganization or similar committee, or with depositories designated thereby; to delegate power thereto, and to pay or agree to pay part of the expenses and compensation and any assessments levied with respect to the deposited property;

                              (h)          Extend Due Dates. To extend the time of payment of any obligation held by it;

                              (i)          Voting Rights. To exercise all voting rights with respect to property held in the Trust directly or by proxy, with or without the power of substitution, and to delegate the Trustee's powers and discretions with respect to such property to any such proxy;

                              (j)          Exercise Other Rights. To exchange securities, to sell or exercise subscription, conversion, and other rights and options, and make payments from the Trust in connection therewith, with respect to any property held in the Trust;

                              (k)          Employ Agents and Advisors. To engage as reasonably necessary agents, attorneys, accountants, and other persons (who also may be employed by OKFC or the Committee), to delegate duties and discretionary powers to such persons, and to reasonably rely upon information and advice furnished by such persons; provided that each delegation and acceptance of duties and powers shall be in writing; and provided further that the Trustee may not delegate its responsibilities for the management and control of the assets of the Trust;

                              (l)          Borrow. To borrow money for the purposes and benefit of the Trust, without binding itself individually, and in connection with any borrowing to issue a promissory note or other evidence of the debt, and to secure repayment by pledging any property held in the Trust; provided that prior to a Change in Control, any borrowing shall be subject to approval by the Committee;

                              (m)          Insure Assets. To insure Trust assets when appropriate (as determined by the Trustee in its discretion) through a policy or contract of casualty insurance;

                              (n)          Incorporate. To incorporate or form another entity (or participate in an incorporation or formation of another entity) under the laws of any state for the purpose of acquiring and holding title to any property that is part of the Trust;

                              (o)          Custodian. To keep on deposit with a custodian in the United States any part of the Trust; provided that prior to a Change in Control, any deposit with another custodian shall be made only with the prior approval of the Committee;

                              (p)          Collection. To demand, collect, and receive the principal, dividends, interest, other income and all other money or property due the Trust;

                              (q)          Registration and Holding of Trust Assets. To register investments in its own name or in the name of a nominee; to hold any investment in bearer form; and to combine certificates representing securities with certificates of the same issue held by it in other fiduciary capacities; to deposit or to arrange for the deposit of such securities with any depository or other securities clearing entity, even though, when so deposited, such securities may be held in the name of the nominee of such depository with other securities deposited therewith by other persons; or to deposit or to arrange for the deposit of any securities issued or guaranteed by the United States government, or any agency or instrumentality thereof, including securities evidenced by book entries rather than by certificates, with the United States Department of the Treasury or a Federal Reserve Bank, even though, when so deposited, such securities may not be held separate from securities deposited therein by other persons; provided, however, that no securities held in the Trust shall be deposited with the United States Department of the Treasury or a Federal Reserve Bank or other depository in the same account as any individual property of the Trustee, and provided, further, that the books and records of the Trustee shall at all times show that all such securities are part of the Trust;

                              (r)          Claims. To settle, compromise or submit to arbitration any claims, debts or damages due or owing to or from the Trust, to commence or defend suits or legal proceedings to protect any interest of the Trust, and to represent the Trust in all suits or legal proceedings in any court or before any other body or tribunal; provided, however, that the Trustee shall not be required to take any such action unless it shall have been indemnified by OKFC to its reasonable satisfaction against liability or expenses it may incur;

                              (s)          Execute Documents. To make, execute, acknowledge, and deliver any and all documents of transfer and conveyance and any and all other instruments that may be necessary or appropriate to carry out the powers granted herein; and

                              (t)          Other Acts. To perform all other acts the Trustee deems necessary, suitable, or desirable for the control and management of the Trust and discharge of its duties.

                    5.3.          Limitation on Duties and Powers of the Trustee. Unless properly delegated and assumed by agreement of the Trustee, the Trustee shall not be required to exercise a duty or power of OKFC, the Committee, or any other fiduciary under this instrument.

                    If an Investment Manager is appointed to manage and invest some or all of the Trust assets, the Investment Manager shall have, and the Trustee shall not have, the express and implied duties and powers under this Trust Agreement with respect to investment of Trust assets subject to the Investment Manager's control. The Trustee shall have no obligation or power to exercise discretionary authority or control with respect to investment of the assets subject to management by the Investment Manager or to render advice regarding the investment of such assets. The Trustee shall not be liable for the investment performance of the assets subject to management by the Investment Manager. The powers and duties of the Trustee with respect to such assets shall be limited to the following:

                              (a)          Custody and Protection. To act as custodian of the Trust assets not transferred to the custody of the Investment Manager or another custodian, and to protect the assets in its custody from loss by theft, fire, or other cause;

                              (b)          Acquisitions. To acquire additional assets for the Trust in accordance with the direction of the Investment Manager;

                              (c)          Dispositions. To sell or otherwise dispose of Trust assets in accordance with the direction of the Investment Manager;

                              (d)          Accountings. To account for and render accountings with respect to the Trust, except for assets held by another custodian;

                              (e)          Authorized Actions. To take authorized actions for and on behalf of the Trust in accordance with the direction of the Investment Manager; and

                              (f)          Ministerial and Custodial Tasks. To perform other ministerial and custodial tasks in accordance with the direction of the Investment Manager.

                    If Trust assets are transferred to another custodian, that custodian shall have, and the Trustee shall not have, the duties and powers set forth under Section 5.2 with respect to those assets.

                    The Trustee shall have no liability or responsibility for any loss resulting to the Trust by reason of the sale or purchase of any investment directed by an Investment Manager or OKFC or by reason of the failure to take any action with respect to any investment that was acquired pursuant to any such direction in the absence of further directions of such Investment Manager or OKFC.

                    Notwithstanding anything in this Agreement to the contrary, the Trustee shall be indemnified and saved harmless by OKFC from and against any and all liability to which the Trustee may be subjected by carrying out any investment directions of an Investment Manager or OKFC, including all expenses reasonably incurred in its defense in the event OKFC fails to provide such defense; provided, however, the Trustee shall not be so indemnified if it participates knowingly in, or knowingly undertakes to conceal, an act or omission of an Investment Manager or OKFC, having actual knowledge that such act or omission is a breach of a fiduciary duty; and provided further, that the Trustee shall not be deemed to have knowingly participated in or knowingly undertaken to conceal an act or omission of an Investment Manager or OKFC with knowledge that such act or omission was a breach of fiduciary duty by merely complying with directions of an Investment Manager or OKFC or by failure to act with respect to assets subject to the investment control of an Investment Manager or OKFC in the absence of directions from the Investment Manager or OKFC. The Trustee may rely upon any order, certificate, notice, direction or other documentary confirmation purporting to have been issued by the Investment Manager or OKFC which the Trustee believes to be genuine and to have been issued by the Investment Manager or OKFC. The Trustee shall not be charged with knowledge of the appointment or termination of the appointment of any Investment Manager by OKFC until it receives written notice thereof from OKFC.

                    5.4.          Accounting by Trustee.

                              (a)          Pursuant to and as agreed under Section 5.2(c), the Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between OKFC and Trustee. As soon as reasonably practicable following the close of each calendar year and each other valuation date agreed by OKFC and the Trustee, and after the removal or resignation of the Trustee, the Trustee shall deliver to the Committee an account of its administration of the Trust during such period, or during the period from the close of the last valuation period to the date of the removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or valuation period, or as of the date of such removal or resignation, as the case may be.

                              (b)          The Committee may object to an accounting within 180 days after it is furnished and require that it be settled by an audit by a qualified, independent certified public accountant. The auditor shall be chosen by the Trustee from a list of at least three such accountants furnished by the Committee at the time the audit is requested. Either the Committee or the Trustee may require that the account be settled by a court of competent jurisdiction, in lieu of or in conjunction with the audit. All expenses of any audit or court proceedings, including reasonable attorney fees, shall be allowed as administrative expenses of the Trust.

                              (c)          If the Committee does not object to an accounting within the time provided, the account shall be deemed settled and final for the period covered by it. Notwithstanding the preceding sentence, Trustee agrees it will, at reasonable cost, revise any accounting if determined by OKFC to be necessary due to a latent error or omission and will do so at no cost to the extent the error or omission was the fault of the Trustee.

                              (d)          The Trustee shall maintain a recordkeeping account in the name of each Executive which, pursuant to rules established by the Committee, will reflect with respect to each Executive:

                                        (i)          Deposits made by OKFC to the Trust for the Executive, pursuant to Section 1 herein;

                                        (ii)          Income, losses, and appreciation or depreciation in the value of Trust assets resulting from investment of the Trust;

                                        (iii)          Payments made from the Trust to the Executive or Beneficiary and to OKFC; and

                                        (iv)          Any other amounts charged to the accounts of the Executive, including administrative and investment expenses as described in Section 5.5 herein.

                              Each Executive's account shall be a recordkeeping account only and shall reflect on undivided contingent interest in assets of the Trust and shall not require any actual segregation or separate investment of particular assets. To the extent there are assets in the Trust, other than income or excess assets to be repaid to OKFC under Section 4, that exceed the amounts necessary to pay each Executive the amount the Executive could be entitled to under the applicable Executive Compensation Plan, determined as of each December 31, the excess shall be allocated to the accounts of all Executives in proportion to the amount each Executive could be entitled to as of that date.

                              (e)          OKFC and the Trustee may agree that the accounts under (d) above shall be maintained by the Committee, or such other person as may be designated by the Committee, rather than the Trustee.

                    5.5.          Compensation and Expenses. OKFC shall pay directly reasonable compensation of the Trustee as may be agreed upon from time to time between the Committee and the Trustee, and all expenses, except those specifically described in the last sentence of this paragraph, reasonably incurred by the Trustee and the Committee in the administration of this Trust, including compensation of agents, actuaries, attorneys, accountants, and other persons employed by the Trustee or the Committee and including indemnification costs described in Section 9.2. To the extent such compensation and expenses remain unpaid thirty (30) days after mailing of an invoice for same by the Trustee to OKFC, the Trustee may notify OKFC of the intent to pay the amounts due from the Trust. If any amount remains unpaid fifteen (15) days after mailing of the notice of intent to pay from the Trust, the Trustee may pay such compensation and expenses from the Trust. Unpaid compensation, expenses, and indemnification costs shall be charged first against the Expense Account, until exhausted, and then against remaining trust assets proportionately to each account. Expenses solely attributable to investment of the Trust assets, such as investment manager fees, load or other commission fees, brokerage, postage, express or insurance charges, and stock transfer stamps expense, shall be paid from the Trust to the extent not paid directly by OKFC.

                    5.6.          Insurance. If an insurance policy or contract is held as an asset of the Trust, the Trustee shall have all powers and incidents of ownership of the policy or contract, but shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy to anyone other than to a successor Trustee or OKFC except as a means of making payments to an Executive or Beneficiary, or to loan to any person the proceeds of any borrowing against such policy.

                    5.7.          Carrying on a Business. Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

                    5.8.          Fiduciary Duty of Trustee. The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

SECTION 6

Investment and Investment Managers

                    6.1.          Investment of Trust Assets.

                              (a)          Investment Authority. Trust assets may be invested and reinvested in any readily marketable common and preferred stocks; bonds; notes; debentures, including convertible stocks and securities but not including any stock or security of the Trustee other than a de minimis amount held in a mutual fund; certificates of deposit or demand or time deposits, including any such deposits with the Trustee; notes; commercial paper; obligations of the United States; warrants; options; other securities; and shares of investment companies and mutual funds and in other investments specifically authorized herein. Trust assets may be invested in securities, including stock or rights to acquire stock, or obligations issued by OKFC or any successor to OKFC, to the extent de minimis amounts are held in a collective or mutual fund or similar common investment vehicle in which trust assets are invested. Trust assets also may be invested in securities, including stock or rights to acquire stock, or obligations issued by OKFC or any successor to OKFC, to the extent permitted by an Executive Compensation Plan, but such securities or obligations shall be held and accounted for only with respect to that Executive Compensation Plan and the related sub-trusts and sub-accounts.

                              (b)          Insurance Contracts. Trust assets may be invested in guaranteed investment contracts and other contracts, policies and funds of insurance companies. The Trustee shall have the right to purchase an insurance policy or an annuity to fund the benefits of any Executive Compensation Plan.

                              (c)          Related Mutual Funds. Trust assets may be invested and reinvested through the medium of any mutual fund that may be established and maintained by the Trustee or any affiliate of the Trustee or with respect to which the Trustee or any affiliate may provide investment advisory or other services for a fee.

                              (d)          Short Term Investment Authority. Trust assets may be held uninvested only for such reasonable periods as are necessary to invest new assets deposited in Trust or to clear investment transactions and reinvest the proceeds. The Trustee may hold reasonable amounts of assets invested only in an appropriate daily or other short-term investment alternative for a reasonable period of time pending payment of benefits, payment of expenses or other distributions, or pending availability of other investments.

                              (e)          Purchase and Sale of Options. Trust assets may be invested by purchasing put options not exceeding the number of shares of optioned stock actually held by the Trust, by selling put options and maintaining liquidity to the extent necessary pending the exercise or lapse of the option, and by selling call options, but not in a market opening or market closing transaction, not exceeding the number of shares of optioned stock actually held by the Trust.

                    6.2.          Investment Direction by OKFC. Prior to a Change in Control or Potential Change in Control, OKFC, through the Committee or one or more employees delegated investment responsibility, may direct investment of all or any part of the assets among investments permitted herein. Prior to a Change in Control or Potential Change in Control, OKFC may establish guidelines, objectives, and restrictions regarding the investment of assets held in the Trust. The Trustee shall be under no duty to question, and shall not incur any liability on account of following, any direction of OKFC prior to a Change in Control. The Trustee shall be under no duty to review the investment guidelines, objectives, and restrictions established, or the specific investment directions given by OKFC, for the Trust or any separate investment account or to make suggestions to OKFC in connection therewith.

                    Prior to a Change in Control or Potential Change in Control, OKFC shall have the right at any time, and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by OKFC in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.

                    6.3.          Investment Funds. Prior to a Change in Control or Potential Change in Control, OKFC may direct the Trustee to establish separate investment accounts within the Trust. The Trustee shall allocate to each investment account such portion of the assets of the Trust as OKFC may direct from time to time.

                    Except as otherwise provided herein, the Trustee shall not be required to establish separate investment accounts in the absence of direction by OKFC, and may administer and invest the deposits made to the Trust by OKFC as one fund.

                    6.4.          Investment Managers. Prior to a Change in Control, OKFC, from time to time, may appoint one or more independent investment managers (each an "Investment Manager"), pursuant to a written investment management agreement describing the powers and duties of the Investment Manager and providing for the delivery of a written acknowledgment from the Investment Manager to OKFC and Trustee that it is a fiduciary under this Trust Agreement, to direct the investment and reinvestment of all or any portion of the Trust. As used herein, "Investment Manager" shall have the meaning specified in Section 3(38) of ERISA. OKFC in its sole discretion, also may direct the Trustee to transfer the assets to be managed and invested by an Investment Manager to another custodian approved by OKFC. The Investment Manager shall manage and invest, and may direct the Trustee or other custodian to invest and reinvest, that portion of the Trust assets under the control of that Investment Manager in investments permitted herein. OKFC shall determine the assets of the Trust to be under the control of each Investment Manager from time to time and shall issue appropriate instructions in writing to the Trustee.

                    OKFC shall furnish the Trustee with written notice of the appointment of each Investment Manager and of the termination of any such appointment. The notice shall specify the assets to be managed by the Investment Manager. The Trustee shall be fully protected in relying upon the appointment until it receives written notice from OKFC that the appointment has been terminated or modified.

                    OKFC may provide an Investment Manager investment guidelines to be followed by the Investment Manager from time to time.

                    Notwithstanding the foregoing, the Trustee, without obtaining prior approval or direction from an Investment Manager, and in the absence of contrary direction from the Investment Manager, shall invest cash balances held by it from time to time in short term cash equivalents including, but not limited to, the medium of any short term common, collective or commingled trust fund established and maintained by the Trustee; U.S. Treasury Bills; commercial paper, including forms of commercial paper available through the Trustee; certificates of deposit, including certificates issued by the Trustee; and similar securities, with a maturity not to exceed one year, and shall sell such short term investments as necessary to carry out the instructions of an Investment Manager when received.

                    6.5.          Investments Following Change in Control. Following a Change in Control, the Trustee shall have sole and absolute discretion in the management and investment of the fund and in exercising investment responsibility shall have all the duties and powers set forth under Section 5.2. Following a Change in Control, OKFC shall not have any of the express or implied duties and powers contained in this Trust Agreement with respect to the control, management and investment of Trust assets and shall not have any power to approve or withhold approval of any action by the Trustee with respect to the control, management and investment of the Trust. Upon a Change in Control the appointment of any Investment Manager and any related custodian shall terminate and the Trustee shall have the sole right to retain or discharge Investment Managers and related custodians, and to determine the terms of the engagement of any Investment Manager and related custodian.

                    In investing Trust assets following a Change in Control, the Trustee shall consider the need for matching the assets with liabilities and probable payments to Executives under the Executive Compensation Plans and shall, subject to Section 3, act solely in the best interests of the Executives and Beneficiaries.

                    The Trustee shall have the right, in its sole discretion, to delegate its investment responsibility to an Investment Manager, which may be an affiliate of the Trustee. In the event the Trustee appoints an affiliated Investment Manager, the Trustee shall remain, at all times responsible for the acts of the affiliated Investment Manager.

                    6.6.          Insurance Policies and Contracts. To the extent that the Trustee is directed by OKFC prior to a Change of Control to invest part or all of the Trust in insurance contracts pursuant to Section 6.1(b):

                              (a)          The type and amount thereof shall be specified by OKFC. The Trustee shall be under no duty to make inquiry as to the propriety of the type or amount so specified.

                              (b)          Each insurance contract issued shall provide that the Trustee shall be the owner thereof with the power to exercise all rights, privileges, options and elections granted by or permitted under such contract or under the rules of the insurer. The exercise by the Trustee of any incidents of ownership under any contract shall, prior to a Change of Control, be subject to the direction of OKFC. After a Change of Control, the Trustee shall have all such rights.

                              (c)          The Trustee shall have no power to name a beneficiary of the contract other than the Trust, to assign the contract (as distinct from conversion of the contract to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against an insurance contract held in the Trust.

                              (d)          No insurer shall be deemed to be a party to the Trust and an insurer's obligations shall be measured and determined solely by the terms of contracts and other agreements executed by the insurer.

SECTION 7

Resignation and Removal of Trustee

                    7.1.          Resignation of Trustee. Prior to a Change in Control or a Potential Change in Control, the Trustee may resign at any time by written notice to OKFC. The resignation shall be effective sixty (60) days after receipt of the notice unless OKFC and the Trustee agree otherwise. Except as provided in the following sentence, after either a Change in Control or a Potential Change in Control, the Trustee may resign only upon the appointment of a successor Trustee. The Trustee shall resign effective as soon as a successor Trustee is appointed in the event the Trustee actually or potentially has a conflict of interest with respect to OKFC or any related entity or affiliate of OKFC. For this purpose a conflict of interest shall exist if the Trustee or any related entity or affiliate enters into negotiations concerning a merger with OKFC or acquisition of OKFC or any related entity or announces a tender offer for OKFC.

                    7.2.          Removal of Trustee. Prior to a Change in Control or a Potential Change in Control, the Trustee may be removed by OKFC by written notice to the Trustee. The removal shall be effective sixty (60) days after receipt of the notice or upon shorter notice accepted by the Trustee. Subsequent to either a Change in Control or a Potential Change in Control, the Trustee may be removed by OKFC only with the consent of a majority of the Executives and Beneficiaries who remain entitled to benefits under the Executive Compensation Plans at such time.

                    7.3.          Appointment of Successor. Subject to Sections 7.1 and 7.2 herein, if the Trustee resigns or is removed, a successor which is independent of OKFC shall be appointed by OKFC. If a timely appointment is not made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. If a Trustee desires to resign or is removed following any Change in Control or Potential Change in Control, a successor Trustee, which shall be the trust department of a bank or trust company ranked among the 25 largest banks in size of total assets in the United States, shall be appointed by OKFC with the consent of a majority of the Executives and Beneficiaries then subject to the Trust. In the event OKFC does not appoint a successor Trustee, the Trustee may apply to a court of competent jurisdiction for appointment of a successor Trustee or for instructions. The appointment of the successor shall be effective when accepted in writing by the new Trustee or as of such later date or dates when Trust assets are delivered to the successor Trustee.

                    7.4.          Duties of Predecessor Trustee and Successor Trustee. Upon the appointment of a successor Trustee, the resigning or removed Trustee shall transfer and deliver the assets of the Trust to such successor after reserving such reasonable amounts as it shall deem necessary to provide for any expenses, fees, or taxes then or thereafter chargeable against the Trust. A Trustee that resigns or is removed shall promptly furnish to the Committee and the successor Trustee a final account of its administration of the Trust. A successor Trustee shall succeed to all rights in and ownership of the predecessor Trustee in the assets of the Trust and the predecessor Trustee shall deliver the property comprising the Trust to the successor Trustee together with any instruments of transfer, conveyance, assignment, and further assurances as the successor Trustee may reasonably require. Each successor Trustee shall have all the powers, rights, and duties conferred by this Trust Agreement as if named the initial Trustee. Subject to applicable law, no Trustee shall be personally liable for any act or failure to act of a predecessor or successor Trustee.

                    7.5.          Expenses. All reasonable expenses of any resigning or removed Trustee, including the reasonable cost of any court proceeding deemed necessary by the resigning or removed Trustee, shall be administrative expenses of the Trust.

SECTION 8

Amendment or Termination

                    8.1.          Amendment.

                              (a)          Prior to a Change in Control or a Potential Change in Control, this Trust Agreement may be amended by a written instrument executed by the Trustee and OKFC. The Trust may not be amended following a Change in Control or Potential Change in Control without the written consent of a majority of the Executives and Beneficiaries who remain entitled to benefits under the Executive Compensation Plans at such time except to the extent, in the opinion of counsel independent of OKFC, such amendment is necessary to protect the tax status or ERISA status of the Trust. Notwithstanding the foregoing, no such amendment shall conflict with the terms of any Executive Compensation Plan or shall make the Trust revocable after it has become irrevocable.

                              (b)          The powers, duties and liabilities of the Trustee and any Investment Manager under this Trust Agreement cannot be changed without their written consent.

                    8.2.          Termination.

                              (a)          The Trust shall terminate, and all the rights, titles, powers, duties, discretions, and immunities imposed on or reserved to the Trustee, OKFC, the Committee, the Board of Directors, and any Investment Managers shall terminate with respect to the Trust, upon the earlier of: (i) the date all benefits payable to Executives and Beneficiaries under the Executive Compensation Plans have been paid; or (ii) the date mutually agreed between OKFC (or the Trustee after a Change in Control or Potential Change in Control) and all Executives who remain entitled to benefits under the Executive Compensation Plans at such time; provided, however, that if any Executive or Beneficiary has an outstanding claim against OKFC regarding his or her benefits under an Executive Compensation Plan, whether through a complaint filed with a court or through a dispute submitted for arbitration, the Trust shall not terminate with respect to the amounts held in the Executive's account until the claim has been resolved, until all assets held in the Executive's account have been distributed, or until the Executive agrees to the termination.

                              (b)          Upon termination of this Trust, the Trustee shall continue to have such of the powers provided in this Trust Agreement as are necessary or desirable for the orderly liquidation and distribution of the Trust assets. Upon termination of the Trust, all assets remaining in the Trust shall be returned to OKFC.

SECTION 9

Liability and Indemnification

                    9.1.          Liabilities Mutually Exclusive. Except as otherwise provided herein or by applicable law, OKFC, the Trustee, the Committee, the Board of Directors, and each member thereof and each Investment Manager shall be responsible only for its or their own acts or omissions.

                    9.2.          Indemnification. OKFC hereby agrees to indemnify and hold harmless the Trustee from and against all losses, damages, liabilities, claims, costs, and expenses, including reasonable attorneys' fees, that the Trustee may incur by reason of the negligence or willful misconduct of OKFC or the Committee. In making any distributions and taking any other action hereunder, the Trustee may rely upon and shall be fully protected in relying upon, any notice, certificate, or other paper or written document provided by OKFC or the Committee and reasonably believed to be genuine.

                    Following a Change in Control or Potential Changes in Control, all duties and responsibilities of the Trustee shall be exercised in its sole and absolute discretion, and the Trustee shall be protected from any loss or liability in the good faith exercise of that discretion. Therefore, after the occurrence of a Change in Control or Potential Change in Control, OKFC agrees that it will indemnify and hold harmless the Trustee from and against all losses, damages, liabilities, claims, costs and expenses, including reasonable attorneys' fees, that the Trustee may incur by reason of its good faith acts or omission and exercise of its discretion. Indemnification shall not apply to acts or omissions in bad faith or to willful misconduct.

                    The indemnification obligation described in this Section 9.2 shall survive and continue after the termination of the Trust and may not be altered or amended with respect to any current or former Trustee without its written consent.

SECTION 10

General Provisions

                    10.1          Successor to OKFC. In the event OKFC is succeeded by another entity, with or without a Change in Control, references to OKFC in this Trust Agreement shall refer to the successor.

                    10.2.          Merger of Trustee. If the Trustee shall be merged or consolidated with, or shall sell or transfer substantially all of its assets and business to another corporation, or shall be in any manner reorganized or reincorporated, then the successor corporation shall continue to be the Trustee pending subsequent resignation or removal as provided in Section 7.

                    10.3.          Nonalienation. Benefits payable to Executives and Beneficiaries under this Trust Agreement shall not be subject to assignment, conveyance, transfer, anticipation, pledge, alienation, sale, encumbrance, or charge, whether voluntary or involuntary, by the Executive or Beneficiary, even if directed under a qualified domestic relations order or other divorce order. An interest in an amount promised shall not provide collateral or security for a debt of an Executive or Beneficiary or be subject to garnishment, execution, assignment, levy, or to another form of judicial or administrative process or to the claim of a creditor of an Executive or Beneficiary, through legal process or otherwise. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or to otherwise dispose of benefits payable, before actual receipt of the benefits, or a right to receive benefits, shall be void and shall not be recognized.

                    10.4.          Severability. Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

                    10.5.          Governing Law. This Trust Agreement shall be governed by and construed in accordance with the laws of the state of Michigan, to the extent not preempted by federal law.

                    10.6.          Notices. Notices pursuant to this Trust Agreement shall be given by first class or priority U.S. mail or by commercial express delivery and shall be addressed to:

OKFC:	Old Kent Financial Corporation Attn: Senior Vice President - HR Benefits Department 1830 East Paris, S.E. Grand Rapids, MI 49546

Trustee:	Wachovia Bank, N.A. Attn: Executive Services NC31013 100 N. Main Street Winston-Salem, NC 27102

                    10.7.          Counterparts. This Trust Agreement and any amendment hereto may be executed in two or more counterparts.

                    10.8.          Gender and Number. Except when otherwise indicated by the context, words denoting the masculine gender shall include the feminine, the singular shall include the plural, and the plural shall include the singular.

                    10.9.          Scope of this Agreement. This Trust Agreement will be binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, and upon OKFC, the Committee, the Trustee, and any Investment Managers, and their successors and assigns.

                    10.10.          Statutory References. Any references in this Trust Agreement to a section of the Internal Revenue Code or any other statute or regulation shall include any comparable section or sections that amends, supplements, or supersedes that section.

                    10.11.          Headings. The headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of the Trust or the construction of any provision thereof.

                    IN WITNESS WHEREOF, this Trust Agreement is executed on behalf of Old Kent Financial Corporation and the Trustee by their respective authorized officers, as of the day and year set forth above.

OLD KENT FINANCIAL CORPORATION By/s/R. Jay Palmer Its Senior Vice President

WACHOVIA BANK, N.A. By/s/John N. Smith Its Senior Vice President

EXHIBIT A

                    "Change in Control" of OKFC means an occurrence of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act. Without limiting the inclusiveness of the definition in the preceding sentence, a Change in Control of OKFC shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied:

                              a)          Any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of OKFC representing twenty-five percent (25%) or more of the combined voting power of OKFC's then outstanding securities; or

                              b)          The failure at any time of the Continuing Directors to constitute at least a majority of the Board of Directors of OKFC; and for this purpose, the term "Continuing Directors" means the individuals who were either (i) first elected or appointed as a director prior to the Effective Date, or (ii) subsequently appointed as a director, if appointed or nominated by at least a majority of the Continuing Directors in office at the time of the nomination or appointment, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as the term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

                              (c)          Any of the following occur:

                                        (i)          Any merger or consolidation of OKFC, other than a merger or consolidation in which the voting securities of OKFC immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) sixty percent (60%) or more of the combined voting power of OKFC or surviving entity immediately after the merger or consolidation with another entity;

                                        (ii)          Any sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of assets or earning power aggregating more than fifty percent (50%) of the assets or earning power of OKFC on a consolidated basis;

                                        (iii)          Any complete liquidation or dissolution of OKFC;

                                        (iv)           Any reorganization, reverse stock split, or recapitalization of OKFC which would result in a Change in Control as otherwise defined herein; or

                                        (v)          Any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

                    "Potential Change in Control" means OKFC's entering into, or the Board of Directors authorizing, an agreement, the consummation of which would result in the occurrence of a Change in Control; or (ii) adoption by the Board of Directors of a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

CUSTODY AGREEMENT
UNDER
OLD KENT FINANCIAL CORPORATION
EXECUTIVE BENEFIT TRUST

          This Agreement ("Custody Agreement") is made this 12th day of June, by and between Wachovia Bank, N.A. in its capacity as trustee ("Trustee") of the Old Kent Financial Corporation Executive Benefit Trust ("Trust") under the trust agreement dated June 12, 2000 ("Trust Agreement"), Old Kent Financial Corporation ("OKFC"), grantor of the Trust and Old Kent Bank ("Custodian").

          WHEREAS, OKFC has established and maintains certain executive compensation plans and programs ("Executive Compensation Plans") and has merged certain separate trusts into the Trust effective as of June 12, 2000; and

          WHEREAS, Trustee has been appointed by OKFC; and

          WHEREAS, OKFC, pursuant to its general powers as grantor and its reserved investment rights and powers under the Trust Agreement, including the power to appoint one or more Investment Managers, has requested Trustee to appoint Custodian with respect to assets of the Trust which OKFC may, from time to time, designate as subject to this Custody Agreement; and

          WHEREAS, Trustee has agreed to appoint Custodian to act under this Custody Agreement until directed by OKFC to terminate this Custody Agreement or until the earlier occurrence of a Change in Control, as defined in Exhibit A to the Trust Agreement;

          NOW THEREFORE, Trustee engages the services of the Custodian, effective as of June 12, 2000, as follows:

1.          Custodial Relationship. The parties to this Custody Agreement hereby create a limited and restricted agency relationship. OKFC and Trustee delegate to Custodian only the specific duties set forth herein. Custodian's powers and duties are intended to be ministerial only and are strictly limited to those enumerated below. All parties understand and intend that Custodian shall not be a "trustee" within the meaning of Section 403 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), a "fiduciary" as defined in Section 3(21) of ERISA, or an "investment manager" as defined in Section 3(38) of ERISA.

2.          Assets. As directed by OKFC from time to time, Custodian shall receive and hold all or any part of the assets of the Trust during the term of this Custody Agreement. As provided in the Trust Agreement, OKFC directly or through Trustee may deliver additional assets to Custodian from time to time to be held under this Custody Agreement. Upon the direction of OKFC all or any part of the assets held by Custodian shall be transferred to another custodian or returned to the custody of Trustee. Upon termination of this Custody Agreement at the direction of OKFC or by the occurrence of a Change in Control, all assets held by Custodian shall be returned to custody of the Trustee as specified in Section 12 below. Custodian shall hold the assets in a manner that will avoid significant risk of loss by fraud, theft, other misappropriation or any other reason except investment losses. Custodian is authorized to hold assets through nominees for the registration and transfer of securities and to employ such depositories, sub-custodians and other means of holding the assets in its custody as custodian deems reasonably appropriate for the safekeeping of the assets. Custodian's books shall reflect at all times that all assets held under this Custody Agreement are assets of the Trust.

3.          Designated Representatives. OKFC and the Trustee separately may authorize one or more representatives (each a "Designated Representative") to execute any document or provide written directions to Custodian on behalf of OKFC or Trustee. OKFC, pursuant to its authority in the Trust Agreement, may direct, or may appoint one or more Investment Managers to direct, Custodian concerning management and investment of all or any part of the assets held by Custodian. OKFC and Trustee shall notify Custodian in writing of the appointment of any Designated Representative and the name or names of the designated individuals. Custodian thereafter shall accept and rely upon any document executed or any direction given by a Designated Representative as representing the action of OKFC or the Trustee until a written revocation of a designation is filed with Custodian by OKFC or the Trustee. OKFC and Trustee shall inform any Designated Representative or Investment Manager of the terms and conditions of this Custody Agreement and each Designated Representative and Investment Manager shall be bound by those terms and conditions.

4.          Powers and Duties of Custodian. Custodian shall have only the following powers and duties regarding the assets in Custodian's possession:

          a)          To take custody of the assets in the name of either Trustee, Custodian, or Custodian's nominee; and protect the assets from loss;

          b)          To purchase additional property, deposit account monies in interest-bearing accounts with Custodian or otherwise invest assets upon the written direction of OKFC or an Investment Manager;

          c)          To sell or otherwise dispose of assets upon the written direction of OKFC;

          d)          To keep a true record and account of the assets and of all related transactions in a manner consistent with the accounting and recordkeeping requirements in the Trust;

          e)          To demand, collect and receive the principal, dividends, interest, income and all other monies due upon assets and all proceeds of sales of assets;

          f)          To pay all taxes, fees, commissions and similar expenses assessed on assets or arising from investment of assets;

          g)          To make all other payments and distributions from the assets as OKFC shall direct in writing, including payments and distributions to the Trustee;

          h)          To enforce legal or equitable rights for the protection of Trustee's interest in the assets, upon the written direction of Trustee;

          i)          To vote any stock by proxy as directed by OKFC; and

          j)          Except as otherwise restricted in this Custody Agreement, to perform other lawful custodial and ministerial acts with regard to the assets upon the written direction of OKFC or the Trustee.

5.          Statements and Reports. The Custodian shall render statements and reports to OKFC and Trustee containing such content and at such intervals as shall be mutually agreed among OKFC, the Trustee and Custodian. To the extent available and mutually agreed, Custodian may provide electronic access to information concerning assets and transactions.

6.          Audits and Controls. Custodian shall provide OKFC and Trustee SAS 70 reports, at least annually, addressing audit controls and procedures used in the performance of Custodian's duties.

7.          Distributions and Tax Reporting. Custodian shall make distributions as directed by OKFC or the Trustee. With respect to each distribution, Custodian shall be responsible for income tax withholding and proper reporting or shall make arrangements for assumption of such responsibilities by OKFC or the Trustee. Custodian shall prepare and file all income tax returns and other applicable tax forms required by law.

8.          Fees and Expenses of Custodian. Custodian will charge reasonable fees for its services in accordance with its fee schedule in effect at the time its services are rendered. The reasonable fees of Custodian will be paid directly by OKFC.

9.          Obligations of Custodian; Indemnification. Custodian has no obligation except to exercise good faith and ordinary care in carrying out its duties under this Custody Agreement. Custodian will be conclusively presumed to have acted in good faith and with care if it acts: on instructions from OKFC, Trustee, a Designated Representative or an Investment Manager; on the advice of Custodian's attorneys; or in reliance upon any document Custodian's staff members believe genuine. Custodian shall be indemnified by OKFC for any claim, loss, and expense (including reasonable attorneys' fees) arising out of its actions in good faith and with care. Custodian shall indemnify Trustee for any actual damages and expenses (including reasonable attorneys' fees) incurred by Trustee to the extent caused by negligence, willful misconduct or failure to act in good faith by Custodian and its employees.

10.          Restrictions on Custodian's Duties. Custodian shall not have the obligation or authority:

          a)          To exercise any discretionary authority or control with respect to the administration and management of the Trust or any plan or program with respect to which the Trust is maintained or with respect to the management, investment or disposition of assets of the Trust;

          b)          To render any advice to any individual or entity regarding the management and administration of the Trust or any plan or program with respect to which the Trust is maintained or with respect to the management, investment or disposition of assets of the Trust; or

          c)          To determine whether the management and administration of the Trust or any plan or program with respect to which the Trust is maintained or the management, investment or disposition of assets of the Trust complies with the terms of the Trust Agreement, the terms of any such plan or program, ERISA, or any other applicable law.

11.          Amendment. This Custody Agreement may be amended at any time in writing by the parties.

12.          Termination. This Custody Agreement may be terminated at any time by the written direction of OKFC. Upon the occurrence of a Change in Control, the custody of all assets held under this Custody Agreement shall be transferred by Custodian to the Trustee. If the date of the Change in Control is contractually agreed in advance, the transfer shall be made not later than the last business day that is thirty (30) days before the effective date of the Change in Control. If the Change in Control occurs without an agreement on the effective date, the transfer shall occur as of and shall be completed as soon as feasible following the Change in Control. This Custody Agreement shall terminate upon completion of such transfer. This Custody Agreement also shall terminate in the event, for any other reason, that the Custodian no longer holds any assets of the Trust.

13.          Governing Law. This Custody Agreement shall be interpreted and governed according to Michigan law, except to the extent pre-empted by ERISA or other laws of the United States.

IN WITNESS WHEREOF, this Custody Agreement is signed by authorized representatives of the parties.

OLD KENT FINANCIAL CORPORATION By /s/ R. Jay Palmer Its Senior Vice President

OLD KENT BANK By /s/ Thomas R. Hilliker Its Senior Vice President

WACHOVIA BANK, N.A. By /s/ John N. Smith Its Senior Vice President